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                                                              Exhibit 99.(p)(11)

                               II. CODE OF ETHICS

                                                                               8
                                DECEMBER 16, 2004
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                                 CODE OF ETHICS

                       REICH & TANG ASSET MANAGEMENT, LLC
                         REICH & TANG DISTRIBUTORS, INC.

        This is the Code of Ethics (the "Code") of Reich & Tang Asset Management, LLC ("RTAM") and Reich & Tang Distributors, Inc. ("RTD" and together with RTAM, the "Firm").

THINGS YOU NEED TO KNOW TO USE THIS CODE

        1. Terms IN BOLDFACE TYPE have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

        2. To understand what parts of this Code apply to you, you need to know whether you are an ACCESS PERSON.

                If you don't know, ask the CHIEF COMPLIANCE OFFICER.

        3.      This Code has three sections:

                        Part I      Applies to All Personnel
                        Part II     Applies to All ACCESS PERSONS
                        Part III    Definitions

        4. There are three Reporting Forms that ACCESS PERSONS have to fill out under this Code. You can get copies of the Reporting Forms from the CHIEF COMPLIANCE OFFICER.

        5. The CHIEF COMPLIANCE OFFICER has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

            o The Firm expects that waivers will be granted only in rare instances, and

            o Some provisions of the Code that are prescribed by SEC rules cannot be waived. These provisions include, but are not limited to, the requirements that ACCESS PERSONS file reports and obtain pre-approval of investments in private placements.

        6. The management of the Firm and its compliance personnel will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

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        7.      You must acknowledge your receipt of this Code (and any
amendment thereto) by returning the Form of Acknowledgement attached hereto.

                                     PART I
                            APPLIES TO ALL PERSONNEL

A.      GENERAL PRINCIPLES

        RTAM is a fiduciary for its investment advisory and sub-advisory clients. RTD serves as principal underwriter to certain registered investment companies, including certain investment companies for which RTAM also serves as investment adviser or sub-adviser. Because of these relationships, it is generally improper for the Firm or its personnel to

        o use for their own benefit (or the benefit of anyone other than the client) information about the Firm's trading or recommendations for client accounts; or

        o take advantage of investment opportunities that would otherwise be available for the Firm's clients.

        Also, as a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community.

        The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code. ANY VIOLATIONS MUST BE REPORTED PROMPTLY TO THE CHIEF COMPLIANCE OFFICER.

        The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

        Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

        If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CHIEF COMPLIANCE OFFICER. Please do not guess at the answer.

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B.      COMPLIANCE WITH THE FEDERAL SECURITIES LAWS

        More generally, Firm personnel are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

            o the SECURITIES ACT OF 1933, the SECURITIES EXCHANGE ACT OF 1934, the SARBANES-OXLEY ACT OF 2002 and the SEC rules thereunder;

            o the INVESTMENT ADVISERS ACT OF 1940 and the SEC rules thereunder;

            o   the INVESTMENT COMPANY ACT OF 1940 and the SEC rules thereunder;

            o title V of the GRAMM-LEACH-BLILEY ACT OF 1999 (privacy and security of client non-public information); and

            o the BANK SECRECY ACT, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

C.      GIFTS TO OR FROM BROKERS, CLIENTS OR OTHERS

        No personnel may accept or receive on their own behalf or on behalf of the Firm any gift or other accommodation which has a value in excess of a de minimis amount (currently $100) from any vendor, broker, securities salesman, client or prospective client (a "business contact"). The CHIEF COMPLIANCE OFFICER may, from time to time, issue guidelines as to the type and value of items that would be considered subject to this restriction. This prohibition applies equally to gifts to members of the FAMILY/HOUSEHOLD of Firm personnel.

        No personnel may give on their own behalf or on behalf of the Firm any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

        These policies are not intended to prohibit normal business entertainment.

D.      SERVICE ON THE BOARD OR AS AN OFFICER OF ANOTHER COMPANY

        To avoid conflicts of interest, inside information and other compliance and business issues, the Firm prohibits all its employees from serving as officers or members of the board of any other entity, except with the advance written approval of the Firm. Approval must be obtained through the CHIEF COMPLIANCE OFFICER, and will ordinarily require consideration by senior officers or the board of the Firm. The Firm can deny approval for any reason. This prohibition does not

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apply to service as an officer or board member of any parent or subsidiary of the Firm or any not-for-profit, charitable foundation, organization or similar entity.

E. PROHIBITION ON TRADING IN COVERED SECURITIES THAT ARE BEING CONSIDERED FOR PURCHASE OR SALE FOR A CLIENT.

        You and members of your FAMILY/HOUSEHOLD are prohibited from trading in a COVERED SECURITY if you have actual knowledge that such security is BEING CONSIDERED FOR PURCHASE OR SALE on a client's behalf. THIS PROHIBITION APPLIES DURING THE ENTIRE PERIOD THAT THE COVERED SECURITY IS BEING CONSIDERED BY THE FIRM FOR PURCHASE OR SALE AND REGARDLESS OF WHETHER THE COVERED SECURITY IS ACTUALLY PURCHASED OR SOLD FOR THE CLIENT.

        This prohibition does not apply to the following categories of transactions:

        o Transactions in COVERED SECURITIES by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have BENEFICIAL OWNERSHIP. (For example, the purchase or sale by a Firm-managed hedge fund of a COVERED SECURITY would not be subject to this prohibition, even though the portfolio manager of the hedge fund could be deemed to have BENEFICIAL OWNERSHIP of such COVERED SECURITY).

        o Transactions in COVERED SECURITIES issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

        o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

        o Purchases of COVERED SECURITIES pursuant to an AUTOMATIC INVESTMENT PLAN.

        o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES and received by you (or a member of your FAMILY/HOUSEHOLD) from the issuer.

        o Transactions in COVERED SECURITIES that are common stock provided the aggregate value of the transactions do not exceed $20,000 and you and members of your FAMILY/HOUSEHOLD do not have actual knowledge that the COVERED SECURITY is BEING CONSIDERED FOR PURCHASE OR SALE for a client.

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        NOTE: The following are not COVERED SECURITIES, and so are not subject to this prohibition: direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of registered open-end investment companies that are not REPORTABLE FUNDS.

                       COMMENT REGARDING REPORTABLE FUNDS

        REPORTABLE FUNDS are mutual funds for which RTAM or one of its affiliated companies (e.g., RTD, Loomis Sayles, Harris Associates) serves as an investment adviser, sub-adviser or principal underwriter. REPORTABLE FUNDS are included within the definition of COVERED SECURITIES. Purchases or sales of shares of REPORTABLE FUNDS by Firm personnel and members of their FAMILY/HOUSEHOLD are subject to special scrutiny, because of the fiduciary duty that our Firm or its affiliates owe to the mutual funds which they advise, sub-advise or distribute. For personnel of a firm like ours that is part of a large organization where there are a number of firms under common control that advise, sub-advise or distribute mutual funds, the universe of REPORTABLE FUNDS is large. The CHIEF COMPLIANCE OFFICER maintains a list of the mutual funds that are classified as REPORTABLE FUNDS.

F.      PROHIBITION AGAINST INSIDER TRADING

        You and the members of your FAMILY/HOUSEHOLD are prohibited from engaging in, or helping others engage in, insider trading. Generally, the "insider trading" doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

        o   trading while in possession of material, nonpublic information;
        o   communicating ("tipping") such information to others;
        o recommending the purchase or sale of securities on the basis of such information; or
        o providing substantial assistance to someone who is engaged in any of the above activities.

        This means that, if you trade with respect to a particular security or issuer at a time when you know or should know that you are in possession of material nonpublic information about the issuer or security, you (and, by extension, the Firm) may be deemed to have violated the insider trading laws. Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company's securities. (Note that the information need not be so important that it would have changed the investor's decision to buy or sell.) Information that should be considered material includes, but is not limited to, changes in dividend policies, earnings estimates,

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changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and significant new products, services or contracts. Material information can also relate to events or circumstances affecting the market for a company's securities such as information that a brokerage house is about to issue a stock recommendation or that a forthcoming newspaper column will contain information that is expected to affect the market price of a security. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

        RESTRICTED LIST. If you are presented with the opportunity to learn privileged and confidential information to assist in your analysis of any security, private claim or other instrument, you must clear the receipt of such information (and the signing of any requisite confidentiality letter) prior to obtaining the information (and signing the letter) with the CHIEF COMPLIANCE OFFICER. If you obtain information about an investment that you believe may be material, nonpublic information, you must immediately notify the CHIEF COMPLIANCE OFFICER of the information. If the CHIEF COMPLIANCE OFFICER determines that the information constitutes material, nonpublic information which might expose the Firm or any of its affiliates to liability for "insider trading," the company will be placed on the Restricted List described below. Companies included on the Restricted List must not be discussed with persons outside the Firm without the prior consent of the CHIEF COMPLIANCE OFFICER.

        When a company is placed on the Restricted List, no member or employee of the Firm or any of its affiliates (or any member of the FAMILY/HOUSEHOLD of such member or employee) may trade in the securities or other instruments of the company, either for their own account or for the account of any of the funds or clients of the Firm, absent authorization from the CHIEF COMPLIANCE OFFICER, until that company is removed from the Restricted List. In addition, no member or employee of the Firm or any of its affiliates (or any member of the FAMILY/HOUSEHOLD of such member or employee) may recommend trading in such company, or otherwise disclose material nonpublic information, to anyone. The Restricted List is a confidential list of companies that is maintained in the possession of the CHIEF COMPLIANCE OFFICER.

        SANCTIONS. Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on the Firm. These could involve administrative sanctions by the Securities and Exchange Commission (the "SEC"), such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. As noted above, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this

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Code may result in termination of your employment and referral to the appropriate authorities.

        NO FIDUCIARY DUTY TO USE INSIDE INFORMATION. Although the Firm has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of information its employees know to be "inside" information. In fact, as noted above, such conduct often violates the federal securities laws.

        If you have any doubt or uncertainty about whether any particular course of action will give rise to one or more insider trading violations, you should consult with the CHIEF COMPLIANCE OFFICER.

                                     PART II
                          APPLIES TO ALL ACCESS PERSONS

A.      REPORTING REQUIREMENTS

        One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of COVERED SECURITY, FAMILY/HOUSEHOLD and BENEFICIAL OWNERSHIP in the "Definitions" section at the end of this Code.

        You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

        Copies of all reporting forms may be obtained from the CHIEF COMPLIANCE OFFICER.

        1. INITIAL HOLDINGS REPORTS. No later than 10 calendar days after you become an ACCESS PERSON, you must file with the CHIEF COMPLIANCE OFFICER an Initial Holdings Report.

        The Initial Holdings Report requires you to list all COVERED SECURITIES (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or members of your FAMILY/HOUSEHOLD) have BENEFICIAL OWNERSHIP. It also requires you to list all brokers, dealers, investment managers and banks where you maintained an account in which any securities (not just COVERED SECURITIES) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on the date you became

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an ACCESS PERSON. The information contained in the report must be current as of a date no more than 45 calendar days prior to the date you became an ACCESS PERSON.

        The Initial Holdings Report also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your FAMILY/HOUSEHOLD, and that you understand that you are an ACCESS PERSON under the Code.

        2. QUARTERLY TRANSACTION REPORTS. No later than 30 calendar days after the end of March, June, September and December each year, you must file with the CHIEF COMPLIANCE OFFICER a Quarterly Transaction Report.

        The Quarterly Transaction Report requires you to list all transactions during the most recent calendar quarter in COVERED SECURITIES (including the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP. It also requires you to report the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected. The Quarterly Transaction Report also requires you to either confirm or amend your complete list of all brokers, dealers, investment managers and banks where you or a member of your FAMILY/HOUSEHOLD maintained an account in which any securities (not just COVERED SECURITIES) were held during the quarter for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD.

        EXCEPTION: An ACCESS PERSON need not report transactions effected pursuant to an AUTOMATIC INVESTMENT PLAN.

        3. ANNUAL HOLDINGS REPORTS. By February 14 of each year, you must file with the CHIEF COMPLIANCE OFFICER an Annual Holdings Report.

        The Annual Holdings Report requires you to list all COVERED SECURITIES (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP as of December 31 of the prior year. It also requires you to list all brokers, dealers, investment managers and banks where you or a member of your FAMILY/HOUSEHOLD maintained an account in which any securities (not just COVERED SECURITIES) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on December 31 of the prior year.

        The Annual Holdings Report also requires you to confirm that you have read and understand this Code and have complied with its requirements, that you

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understand that it applies to you and members of your FAMILY/HOUSEHOLD, and that you understand that you are an ACCESS PERSON under the Code.

        4. DUPLICATE CONFIRMATION STATEMENTS. If you or any member of your FAMILY/HOUSEHOLD has a securities account with any broker, dealer or bank, you or your FAMILY/HOUSEHOLD member must direct that broker, dealer or bank to send, directly to the Firm's CHIEF COMPLIANCE OFFICER, contemporaneous duplicate copies of all transaction confirmation statements relating to that account.

B.      TRANSACTION RESTRICTIONS

        1. PRECLEARANCE. You and members of your FAMILY/HOUSEHOLD are prohibited from engaging in any transaction in a COVERED SECURITY for any account in which you or a member of your FAMILY/HOUSEHOLD has any BENEFICIAL OWNERSHIP, unless you obtain, in advance of the transaction, preclearance for that transaction. Preclearance is obtained by first completing the Personal Trade Request Form. (A copy of the Personal Trade Request Form can be obtained from the CHIEF COMPLIANCE OFFICER.) The Personal Trade Request Form must then be signed and date and time stamped by a trader. (In so doing the trader is stating that there is no pending trade in a client account nor is he or she aware of any forthcoming client trade.) The Personal Trade Request Form is then submitted to the CHIEF COMPLIANCE OFFICER for preclearance.

        If preclearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CHIEF COMPLIANCE OFFICER may revoke a preclearance any time after it is granted and before you execute the transaction. The CHIEF COMPLIANCE OFFICER may deny or revoke preclearance for any reason. In no event will preclearance be granted for any COVERED SECURITY, if the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

        The preclearance requirements do not apply to the following categories of transactions:

        o Transactions in COVERED SECURITIES by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have BENEFICIAL OWNERSHIP (for example, the purchase or sale by a Firm-managed hedge fund of a COVERED SECURITY would not be subject to pre-clearance, even though the portfolio manager of the hedge fund could be deemed to have a Beneficial Ownership of such COVERED SECURITY).

        o Transactions in COVERED SECURITIES issued or guaranteed by any national government that is a member of the Organization for

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            Economic Cooperation and Development, or any agency or authority thereof.

        o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

        o Purchases of COVERED SECURITIES pursuant to an AUTOMATIC INVESTMENT PLAN.

        o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES and received by you (or FAMILY/HOUSEHOLD member) from the issuer.

        NOTE: The following are not COVERED SECURITIES, and so are also not subject to the preclearance requirements: direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of open-end registered investment companies that are not REPORTABLE FUNDS.

        2.      PRIVATE PLACEMENTS.

        Neither you nor any member of your FAMILY/HOUSEHOLD may acquire any BENEFICIAL OWNERSHIP in any security (not just COVERED SECURITIES) in a private placement, except with the specific, advance written approval of the CHIEF COMPLIANCE OFFICER, which the CHIEF COMPLIANCE OFFICER may deny for any reason.

        3.      INITIAL PUBLIC OFFERINGS.

        Neither you nor any member of your FAMILY/HOUSEHOLD may acquire any BENEFICIAL OWNERSHIP in any security (not just COVERED SECURITIES) in an initial public offering, except with the specific, advance written approval of the CHIEF COMPLIANCE OFFICER, which the CHIEF COMPLIANCE OFFICER may deny for any reason.

        4.      PROHIBITION ON SHORT-TERM TRADING IN REPORTABLE FUNDS.

        Neither you nor any member of your FAMILY/HOUSEHOLD may purchase and sell, or sell and purchase, shares of any REPORTABLE FUND within any period of 30 calendar days. This prohibition applies to shares of REPORTABLE FUNDS held in 401(k) plan accounts, as well as in other accounts in which you or a member of your FAMILY/HOUSEHOLD has BENEFICIAL OWNERSHIP. Note that an exchange of shares counts as a sale of shares for purposes of this prohibition.

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        This prohibition does not apply to the following categories of transactions:

        o Transactions under AUTOMATIC INVESTMENT PLANS, including automatic 401(k) plan investments, and transactions under a REPORTABLE FUND'S dividend reinvestment plan.

                    o For example, if you have established an AUTOMATIC INVESTMENT PLAN under which regular monthly investments are automatically made in a REPORTABLE FUND, that investment will not be considered to begin or end a 30 calendar day holding period.

        o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

        NOTE: In applying the prohibition on short-term trading in REPORTABLE FUNDS, the Firm may take account of all purchase and sale transactions in a REPORTABLE FUND, even if the transactions were made in different accounts. For example, a purchase of shares of a REPORTABLE FUND in a brokerage account, followed within 30 calendar days by an exchange out of the same REPORTABLE FUND in your 401(k) account, will be treated as a violation.

        IN APPLYING THE 30 CALENDAR DAY HOLDING PERIOD, THE MOST RECENT PURCHASE (OR SALE) WILL BE MEASURED AGAINST THE SALE (OR PURCHASE) IN QUESTION. (THAT IS, A LAST-IN, FIRST-OUT ANALYSIS WILL APPLY.) ALSO, IF FEWER THAN 30 CALENDAR DAYS HAVE ELAPSED SINCE A PURCHASE (OR SALE), NO SHARES OF THAT REPORTABLE FUND MAY BE SOLD (OR PURCHASED). THAT IS, A VIOLATION WILL BE DEEMED TO HAVE OCCURRED EVEN IF THE NUMBER OF SHARES OR THE DOLLAR VALUE OF THE SECOND TRADE WAS DIFFERENT FROM THE NUMBER OF SHARES OR DOLLAR VALUE OF THE FIRST TRADE.

        5. PROHIBITION ON SHORT-TERM TRADING OF COVERED SECURITIES OTHER THAN REPORTABLE FUNDS. Neither you nor any member of your FAMILY/HOUSEHOLD may purchase and sell, or sell and purchase, a COVERED SECURITY held by any client (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 30 calendar days. If any such transactions occur, the Firm will require any profits from the transactions to be disgorged for donation by the Firm to charity.

        This prohibition does not apply to the following categories of transactions:

        o Transactions in COVERED SECURITIES by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have BENEFICIAL OWNERSHIP (for example, the purchase or sale by a Firm-managed hedge fund of a

                                      -11-
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            COVERED SECURITY would not be subject to this prohibition, even though the portfolio manager of the hedge fund could be deemed to have a BENEFICIAL OWNERSHIP of such COVERED SECURITY).

        o Transactions in COVERED SECURITIES issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

        o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

        o Purchases of COVERED SECURITIES pursuant to an AUTOMATIC INVESTMENT PLAN.

        o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES and received by you (or FAMILY/HOUSEHOLD member) from the issuer.

        NOTE: The following are not COVERED SECURITIES, and so are not subject to this prohibition: direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of registered open-end investment companies that are not REPORTABLE FUNDS.

        6. PROHIBITION ON SHORT SALES AND SIMILAR TRANSACTIONS. Neither you nor any member of your FAMILY/HOUSEHOLD may purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any BENEFICIAL OWNERSHIP, in any COVERED SECURITY held by any client.

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                                    PART III
                                   DEFINITIONS

        These terms have special meanings in this Code of Ethics:

        ACCESS PERSON
        AUTOMATIC INVESTMENT PLAN
        BEING CONSIDERED FOR PURCHASE OR SALE
        BENEFICIAL OWNERSHIP
        CHIEF COMPLIANCE OFFICER
        COVERED SECURITY
        FAMILY/HOUSEHOLD
        REPORTABLE FUND

        The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

        IMPORTANT: IF YOU HAVE ANY DOUBT OR QUESTION ABOUT WHETHER AN INVESTMENT, ACCOUNT OR PERSON IS COVERED BY ANY OF THESE DEFINITIONS, ASK THE CHIEF COMPLIANCE OFFICER. PLEASE DO NOT GUESS AT THE ANSWER.

ACCESS PERSON includes:

        Every member of the Firm's board

        Every officer of the Firm

        Every employee of the Firm (or of any company that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a COVERED SECURITY for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales. All Analysts/Managers and analysts are Access Persons.

        Every director, officer or general partner of any company that directly or indirectly has a 25% or greater interest in the Firm who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a COVERED SECURITY for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales.

        Every other person (whether or not an employee of the Firm) who is subject to the Firm's supervision and control who has access to nonpublic information regarding any client's purchase or sale of securities or nonpublic information regarding the portfolio holdings of any REPORTABLE FUND or who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

AUTOMATIC INVESTMENT PLAN means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An AUTOMATIC INVESTMENT PLAN includes a dividend reinvestment plan.

BEING CONSIDERED FOR PURCHASE OR SALE. A COVERED SECURITY is BEING CONSIDERED FOR PURCHASE OR SALE for a client when an Analyst/Manager has indicated his or her intention to purchase or sell a security or an open order in the security exists on the trading desk.

        This is not an exhaustive list. At the discretion of the Chief Compliance Officer, a COVERED SECURITY may be deemed "BEING CONSIDERED FOR PURCHASE OR SALE" for a client even if none of the above events has occurred, particularly if an Analyst/Manager is contemplating the purchase or sale of that COVERED SECURITY, as evidenced by e-mails or the manager's preparation of, or request for, research data.

BENEFICIAL OWNERSHIP means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don't share in the profits (e.g., you manage the assets of an unrelated person without receiving compensation).

BENEFICIAL OWNERSHIP is a very broad concept. Some examples of forms of BENEFICIAL OWNERSHIP include:

        Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

        Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

        Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person's BENEFICIAL OWNERSHIP. This is because, unless the account is a "blind trust" or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

        Securities in a person's individual retirement account.

        Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

        Securities owned by a trust of which the person is a beneficiary.

        Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

        Securities owned by an investment club in which the person participates.

        This is not a complete list of the forms of ownership that could constitute BENEFICIAL OWNERSHIP for purposes of this Code. You should ask the CHIEF COMPLIANCE OFFICER if you have any questions or doubts at all about whether you or a member of your FAMILY/HOUSEHOLD would be considered to have BENEFICIAL OWNERSHIP in any particular situation.

CHIEF COMPLIANCE OFFICER means Michael Appleton, or another person that he designates to perform the functions of CHIEF COMPLIANCE OFFICER when he is not available. For purposes of reviewing the CHIEF COMPLIANCE OFFICER'S own transactions and reports under this Code, the functions of the CHIEF COMPLIANCE OFFICER are performed by an appropriate designee.

COVERED SECURITY means anything that is considered a "security" under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, except:

        Direct obligations of the U.S. Government.

        Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

        Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) other than REPORTABLE FUNDS.

        Shares issued by money market funds.

        This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

        futures contracts and options on securities, on indexes and on currencies.

        investments in all kinds of limited partnerships.

        investments in foreign unit trusts and foreign mutual funds.

        investments in private investment funds and hedge funds.

        If you have any question or doubt about whether an investment is a considered a security or a COVERED SECURITY under this Code, ask the CHIEF COMPLIANCE OFFICER.

Members of your FAMILY/HOUSEHOLD include:

        Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

        Your children (if they live in the same household as you and you contribute in any way to their support).

        Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

        Comment - There are a number of reasons why this Code covers transactions in which members of your FAMILY/HOUSEHOLD have BENEFICIAL OWNERSHIP. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Firm's trading or recommendations for client accounts, and must not be allowed to benefit from that information.

REPORTABLE FUND means any investment companies other than money market funds that are registered under the Investment Company Act for which the Firm serves as an investment adviser or whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. A REPORTABLE FUND includes registered investment companies that are sub-advised by the Firm or its affiliates.

                                 ACKNOWLEDGMENT

        I have received the Code of Ethics (the "Code") of Reich & Tang Asset Management, LLC and Reich & Tang Distributors, Inc. (collectively, the "Firm") and have read and understand the Sections applicable to my position with the Firm.

        I understand that I am responsible for, and I certify that I have, to date, complied and will continue to comply with, the policies and procedures in the Code. I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.


--------------------------------            -----------------------------
Signature                                        Date


--------------------------------
Printed Name

                        FORM A - INITIAL HOLDINGS REPORT

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN 10 CALENDAR DAYS AFTER BECOMING AN ACCESS PERSON UNDER THE CODE OF ETHICS OF REICH & TANG ASSET MANAGEMENT, LLC AND REICH & TANG DISTRIBUTORS, INC. (the "CODE"). TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of ACCESS PERSON:  _________________________________________________

Date I Became an ACCESS PERSON (the "Reporting Date"):  _________________

Date received by CHIEF COMPLIANCE OFFICER: ______________________________

Initial Certification:

[ ] I confirm that I have read and understand the Code and have complied with its requirements. I understand that, for purposes of the Code, I am classified as:

        [X]     an ACCESS PERSON

Initial Holdings Report (check ONE of the following two boxes):

[ ] Neither I, nor any member of my FAMILY/HOUSEHOLD, has BENEFICIAL OWNERSHIP of any COVERED SECURITIES (including any shares OF REPORTABLE FUNDS).

[ ] Attached as APPENDIX A is a complete list of all COVERED SECURITIES (including any shares of REPORTABLE FUNDS) in which I, and/or a member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP on the Reporting Date.

Accounts with Brokers, Dealers, Investment Managers and/or Banks (check ONE of the following two boxes):

[ ] Neither I, nor any member of my FAMILY/HOUSEHOLD, had, as of the Reporting Date, any accounts with brokers, dealers, investment managers or banks in which any securities (including securities which are not COVERED SECURITIES or REPORTABLE FUNDS) are held, and with respect to which I, or any member of my FAMILY/HOUSEHOLD, has BENEFICIAL OWNERSHIP.

[ ] All accounts that I, and/or any member of my FAMILY/HOUSEHOLD, maintain with brokers, dealers, investment managers or banks in which securities (including securities which are not COVERED SECURITIES or REPORTABLE FUNDS) are held, and with respect to which I, and/or a member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP as of the Reporting Date are set forth below:

        Name(s) of Institution(s)


All information provided in this Form A is true and complete to the best of my knowledge.

I have read the Code, and will keep a copy for future reference. I understand my responsibilities under the Code and agree to comply with all of its terms and conditions. In particular, I understand that the Code applies to me and to all investments in which I have BENEFICIAL OWNERSHIP, as well as investments in which members of my FAMILY/HOUSEHOLD have BENEFICIAL OWNERSHIP.

                                        Signed: _________________________

                                        Date: ___________________________

Appendix A - Initial Report of all COVERED SECURITIES (including all shares of REPORTABLE FUNDS)

Name of ACCESS PERSON:  ___________________________________

Title/Description of
COVERED SECURITIES/     Exchange Ticker/CUSIP/          Number of Shares (or
REPORTABLE FUNDS        Interest Rate/Maturity Date     Principal Amount)
--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

Note:  Please use additional sheets as needed.

                      FORM B - QUARTERLY TRANSACTION REPORT

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN 30 CALENDAR DAYS AFTER THE END OF MARCH, JUNE, SEPTEMBER AND DECEMBER OF EACH YEAR. TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of ACCESS PERSON:  _______________________________________________

Reporting Period/Calendar Quarter End Date:  __________________________

Date received by CHIEF COMPLIANCE OFFICER:  ___________________________

Transactions Report (check ONE of the following three boxes):

[ ] There were no transactions in COVERED SECURITIES (including transactions in shares of REPORTABLE FUNDS) during the most recently completed calendar quarter in which I, or any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP.

[ ] Attached as APPENDIX B is a complete list of all transactions in COVERED SECURITIES (including any transactions in shares of REPORTABLE FUNDS) during the most recently completed calendar quarter in which I, and/or any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP, other than transactions effected pursuant to an AUTOMATIC INVESTMENT PLAN.

New Securities Accounts (check ONE of the following two boxes):

[ ] Neither I, nor any member of my FAMILY/HOUSEHOLD, established any new accounts during the most recent calendar quarter with brokers, dealers, investment managers or banks in which securities (including securities which are not COVERED SECURITIES or REPORTABLE FUNDS) are held, and with respect to which I, and/or any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP.

[ ] During the most recent calendar quarter, I and/or a member of my FAMILY/HOUSEHOLD established the following account(s) with brokers, dealers, investment managers or banks in which securities are held, and with respect to which I, and/or any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP:

        Name(s) of Institution(s)                   Date Account Established
        ------------------------                    ------------------------


        All information provided in this Form B is true and complete to the best of my knowledge.

                                        Signed: _________________________

                                        Date: ___________________________

Appendix B - Transactions in COVERED SECURITIES (including shares of REPORTABLE FUNDS) During Most Recent Calendar Quarter

Name of ACCESS PERSON:  _______________________________________________

Reporting Period/Calendar Quarter:  ___________________________________

Date received by CHIEF COMPLIANCE OFFICER: ____________________________

                     TYPE                                                 RATE/MATURITY                 INSTITUTION
                    (E.G.,                                                    DATE                     THROUGH WHICH
  TRANSACTION     PURCHASE,     TITLE OF       NUMBER       PRINCIPAL         (IF                       TRANSACTION
     DATE           SALE)      SECURITIES    OF SHARES        AMOUNT       APPLICABLE)      PRICE         EFFECTED
  -----------     ---------    ----------    ---------      ---------     -------------     -----      -------------

  -----------     ---------    ----------    ---------      ---------     -------------     -----      -------------

  -----------     ---------    ----------    ---------      ---------     -------------     -----      -------------

  -----------     ---------    ----------    ---------      ---------     -------------     -----      -------------

  -----------     ---------    ----------    ---------      ---------     -------------     -----      -------------

  -----------     ---------    ----------    ---------      ---------     -------------     -----      -------------


Note:  Please use additional sheets as needed.

YOU DON'T HAVE TO LIST TRANSACTIONS IN COVERED SECURITIES OR REPORTABLE FUNDS ON APPENDIX B IF THEY WERE EFFECTED PURSUANT TO AN AUTOMATIC INVESTMENT PLAN.

                         FORM C - ANNUAL HOLDINGS REPORT

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN FEBRUARY 14 OF EACH YEAR. TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of ACCESS PERSON:  _______________________________________________

Calendar Year Covered by this Report:  ________________________________

Date received by CHIEF COMPLIANCE OFFICER:  ___________________________

Annual Certification

[ ] I confirm that I have read and understand the Code and have complied with its requirements. I understand that, for purposes of the Code, I am classified as:

        [X]     an ACCESS PERSON

Annual Holdings Report (check ONE of the following two boxes):

[ ] As of December 31 of the most recently completed calendar year, neither I, nor any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP of any COVERED SECURITIES (including any shares of REPORTABLE FUNDS).

[ ] Attached as APPENDIX C is a complete list of all COVERED SECURITIES (including any shares of REPORTABLE FUNDS) in which I, and/or any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP as of December 31 of the most recently completed calendar year.

Accounts with Brokers, Dealers, Investment Managers and/or Banks (check ONE of the following two boxes):

[ ] Neither I, nor any member of my FAMILY/HOUSEHOLD, as of December 31 of the most recently completed calendar year, had any accounts with brokers, dealers, investment managers or banks in which any securities (including securities which are not COVERED SECURITIES or REPORTABLE FUNDS) were held and with respect to which I, or a member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP.

[ ] All accounts that I and/or any member of my FAMILY/HOUSEHOLD maintained, as of December 31 of the most recently completed calendar year, with brokers, dealers, investment managers or banks in which securities (including securities which are not COVERED SECURITIES or REPORTABLE FUNDS) were held and with respect to which I, and/or any member of my FAMILY/HOUSEHOLD, had BENEFICIAL OWNERSHIP are listed below:

        Name(s) of Institution(s)


        All information provided in this Form C is true and complete to the best of my knowledge.

                                        Signed: _________________________

                                        Date: ___________________________

Appendix C - Annual Report of all COVERED SECURITIES (including all shares of REPORTABLE FUNDS)

Name of ACCESS PERSON:  ___________________________________

Date received by CHIEF COMPLIANCE OFFICER:  __________________________

Title/Description of
COVERED SECURITIES/     Exchange Ticker/CUSIP           Number of Shares (or
REPORTABLE FUNDS        Interest Rate/Maturity Date     Principal Amount)
--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

--------------------    ---------------------------     --------------------

Note: All information should be reported as of December 31 of the most recently completed calendar year. Please use additional sheets as needed.

                      FORM D - PERSONAL TRADE REQUEST FORM

An ACCESS PERSON must complete this Personal Trade Request Form prior to engaging in any personal securities transactions in a COVERED SECURITY for any account in which the ACCESS PERSON or a member of his or her FAMILY/HOUSEHOLD has any BENEFICIAL OWNERSHIP (unless exempted by the Code).

INVESTMENT INFORMATION

Issuer:  _________________________

Equity Investments (please circle):

                       Common Stock     Preferred Stock

        Number of shares: _________________

Debt Investments:

Interest rate:  ____________

Maturity date:  ______________

TRANSACTION INFORMATION
Transaction Type (please circle):

                  Purchase        Sale        Short Sale

Estimated Trade Date:  _______________

Estimated Price: _____________________

Broker/Dealer: _______________________

Is the proposed investment an IPO?                   Y                 N
Is the proposed investment a LIMITED OFFERING?       Y                 N

Number of transactions in COVERED SECURITY over the last 30 calendar day period? _______________

REPRESENTATION AND SIGNATURE

By executing this Personal Trade Request Form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for the day it is granted (day of Compliance Officer's signature) and the immediately following business day.


---------------------------------
Access Person Name (please print)


---------------------------------               --------------------
Access Person Signature                         Date


DISPOSITION OF REQUEST

Circle One:


        Approved                        Denied


Reason for Approval:



---------------------------------               --------------------
Compliance Officer Signature                    Date

A.      SUMMARY OF CERTAIN KEY REQUIREMENTS

Under the Advisers Act, investment advisers are required to establish, maintain, and enforce written policies and procedures to prevent the misuse of material, nonpublic information by the adviser and its employees. This section of the Manual constitutes our Code of Ethics, which has been drafted broadly and should be applied and interpreted in a similar manner. This section applies to our Firm, our Employees and to spouses, minor children, and adult members of an Employee's household.

We seek to foster a climate and reputation for integrity and professionalism. Our reputation is a vital business asset. The confidence and trust placed in us by our Investors is something we value and endeavor to protect.

Accordingly, we are committed to the highest standards of business conduct. This Manual sets forth the standards that govern our day-to-day operations. This executive summary outlines important matters pertaining to an Employee's conduct. While this summary has been prepared as a quick reference, each Employee is responsible for his or her compliance with all of the procedures and standards detailed in the Manual that are applicable to them. Any consultant that we hire who has access to trading information will be subject to these procedures in the same manner as an Employee with access to that information.

The conduct of each Employee is of vital importance to us. A single misstep can seriously disadvantage our operations and undermine our reputation. In addition, our status as a registered investment adviser subjects us to various federal laws and regulations. For these reasons, violations of the policies and procedures set forth in the Manual may lead to significant penalties, including termination of employment for cause.

Please note that while this Manual discusses certain actions, which may lead to penalties to Employees, including termination of employment, nothing in this Manual affects in any way the at-will nature of each Employee's employment with us, which we may terminate at any time for any reason.

We have established procedures, and a system for applying those procedures, to enable us to supervise our Employees and other associated persons with a view to detecting and preventing violations by them of applicable laws and regulations. This Manual is intended to serve as a guide for persons who are subject to those laws and regulations and for those persons who are responsible for supervising and enforcing our policies and procedures as set forth in the Manual.

        i.      CONFIDENTIALITY

        One of our most important assets is confidential information. We rely on all Employees to preserve this asset. Information about our operations, our investment strategies, and our Investors is strictly confidential and should not be disclosed to anyone outside our firm unless required by law or a government agency upon prior notice to the CCO.

                                                                               9
                                DECEMBER 16, 2004

        ii.     CONFLICTS OF INTERESTS

        Employees may not use any confidential information or otherwise take inappropriate advantage of their positions for the purpose of furthering any private interest or as a means of making any personal gain. Employees and their immediate families may not accept any benefit from an Investor or person who does business with us, except for normal business courtesies and non-cash gifts of nominal value.

        iii.    INSIDER TRADING

        Trading securities, while in possession of material nonpublic information, or improperly communicating that information to others is frequently called "insider trading".

        Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Generally, this is information that will have a substantial effect on the price of a company's securities including, for example, nonpublic information about earnings results, significant merger proposals or major litigation.

        Insider trading is prohibited and may expose an Employee to stringent penalties, including dismissal, substantial personal liability, and criminal fines or imprisonment. The prohibition on insider trading applies both to your personal trades and to trades on behalf of others, including Investors.

        All Employees should exercise care in connection with material, nonpublic information and should immediately inform the CCO if they become aware of any actual or potential violation of our insider trading policies.

        iv.     TRADING FOR PERSONAL ACCOUNTS

        In addition to the prohibitions on insider trading, our policy with respect to trading for personal accounts can be summarized as follows:

                o a "Personal Account" is any account (other than an Investor account) with respect to which we or any Employee has a direct or indirect pecuniary interest or exercises direct or indirect control or influence, including the account of any family member who resides with an Employee;

                o trading for personal accounts, including accounts for which an Employee has investment discretion, unless the transaction is exempt, is prohibited in any Security that is currently being purchased or sold on behalf of an Investor or being considered for purchase or sale for any Investor;

                o   exempt transactions include

                                                                              10
                                DECEMBER 16, 2004

                o purchases or sales effected in any account over which an Employee has no direct or indirect influence or control;

                o purchases or sales which are non-volitional on the part of an Employee;

                o purchases which are part of an automatic dividend investment plan;

                o purchases effected upon exercise of rights issued pro rata to all holders of a class of Securities; and

                o purchases or sales of shares of open-end investment companies and other instruments not considered Securities.

            o transactions for personal accounts involving initial public offerings are prohibited unless approved by the CCO;

            o transactions for personal accounts involving private placements, including the purchase of RTAM partnership interests) must be approved by the CCO;

            o Employees must either arrange to have forwarded copies of a broker trade confirmation of each Security transaction in personal accounts and a periodic account statement (monthly or quarterly, whichever is applicable) or complete a report every quarter whether or not there were any reportable transactions for personal accounts to the CCO; and

            o Employees must disclose all personal accounts and all Security holdings for which such persons are Beneficial Owners upon commencing employment with us and annually thereafter.

                                                                              11
                                DECEMBER 16, 2004

B.      CONFLICTS OF INTEREST

All Employees are obliged to put the interest of our Investors before their own personal interests and to act honestly and fairly in all respects in their dealings with our Investors. This is an obligation imposed on all Employees of our Firm.

        i.      GENERAL

        It is unlawful for any affiliated person of our Firm in connection with the purchase or sale of a Security held or to be acquired by an Investor account to:

                o employ any device, scheme or artifice to defraud an Investor;

                o make any untrue statement of a material fact or omit to state a material fact to an Investor;

                o engage in any act, practice or course of business that operates or would operate as a fraud or deceit on an Investor; or

                o engage in any manipulative practice with respect to an Investor.

        It is the fundamental policy of our Firm to avoid conflicts of interest, potential conflicts of interest or even the appearance of such conflicts whenever possible. Moreover, it is a basic policy of our Firm that no Employees should take advantage of their position with us for personal gain. However, if a conflict were to unavoidably occur, it is also the policy of our Firm to resolve such conflict with the best interest of our Investors in mind. This condition inevitably places some restrictions on the freedom of investment of our Employees and their families.

        Our Code of Ethics does not attempt to describe all possible conflicts of interests, but rather, attempts to establish general principles and to highlight possible problem areas. Employees should be conscious that areas other than personal securities transactions might involve conflicts of interest. For example, one such area would be accepting gifts or favors from persons such as brokers, dealers, securities salespersons or other persons with whom we have a business relationship since such gifts or favors (such as the ability to participate in initial public offerings or private placements) could impair an Employee's objectivity. Thus, the requirements set forth below are not intended to cover all situations that may involve a possible conflict of interest. Rather they are intended to provide a

                o   framework for understanding such conflicts; and

                o mechanism for monitoring and reporting personal securities transactions.

        If there is any doubt about such matters, the CCO should be consulted before any action regarding such matters is taken. The CCO will make sure that the appropriate policies

                                                                              12
                                DECEMBER 16, 2004
        and procedures are implemented to ensure that we act in the best interests of our Investors.

                                                                              13
                                DECEMBER 16, 2004

C.      INSIDER TRADING

Insider trading (as defined and discussed below) is prohibited under our Firm's policies and by laws. Employees should take particular care in understanding the prohibitions on insider trading because penalties for insider trading generally are severe. The CCO is responsible for the implementation of our Firm's policies.

        i.      INSIDER TRADING

        We prohibit Employees, either personally or on behalf of others (e.g., on behalf of an Investor), from trading while in possession of material, non-public information or from communicating material, nonpublic information to others in violation of the law (so-called "insider trading"). Employees may not communicate material, non-public information to any person who might use such information to purchase or sell securities (so-called "tipping"). These prohibitions apply to every Employee and extend to activities within and outside their duties at our Firm.

                a)      WHAT IS INSIDER TRADING?

                The term "insider trading" is not defined in the federal securities laws, but generally is understood to prohibit the following activities:

                o trading by an insider, while in possession of material non-public information;

                o trading by a non-insider "Tippee" while in the possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's "Tipper" duty to keep it confidential or was misappropriated;

                o recommending the purchase or sale of securities while in possession of material non-public information; or

                o   communicating material non-public information to others.

                b)      WHO IS AN "INSIDER"?

                The concept of "insider" is broad. It includes officers, directors, and employees of a company. Please note that a person does not have to be an executive or in senior management to be an insider. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. Temporary insiders can also include, among others, a company's law firm, accounting firm, consulting firm, banks, and the employees of such organizations.

                                                                              14
                                DECEMBER 16, 2004

                According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed, non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an "insider."

                c)      WHAT IS "MATERIAL INFORMATION"?

                "Material information" is generally defined as:

                o information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information which, if disclosed, could be viewed by a reasonable investor as having significantly altered the "total mix" of information available;

                o information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of the company's securities; or

                o information that could cause insiders to change their trading patterns.

                Information that our Employees should consider material includes, without limitation, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, the negotiation and conclusion of significant merger or acquisition proposals or agreements, major litigation, liquidity problems, major labor disputes, and the intended introduction or the delayed introduction of significant new products, services or contracts.

                So-called "market information," such as information concerning an impending securities transaction may also, depending upon the circumstances, be "material." In addition, prepublication information regarding reports in the financial press may be material.

                Although we respect the right of our Employees to engage in investment activities, it is important that such practices avoid any appearance of impropriety as well as remain in full compliance with the law and the highest standards of ethics. Accordingly, our Employees must exercise good judgment when relating to others information obtained as a result of employment with our Firm.

                Employees should also bear in mind that no simple test exists to determine when information is material, and that any assessment of materiality involves a highly fact-specific inquiry. Because materiality determinations are often challenged with the benefit of hindsight, if an Employee has any doubt whether certain information is "material" so as to require an Employee or others subject to this section of the Manual to refrain from making an investment or sharing information, those doubts generally should be resolved against trading or communicating such information. Although any doubts should be resolved against taking action, you may direct any questions about whether information is material in writing to the CCO.

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                                DECEMBER 16, 2004

                d)      WHAT IS "NON-PUBLIC INFORMATION"?

                All information should be treated as "non-public" information until such time as it has been effectively communicated to investors in the marketplace. In order to demonstrate that information has been effectively communicated to the marketplace, one must be able to point to some fact to show that the information is generally public. For example, information is generally public if it can be found in a report filed with the SEC or other government agency, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publication of general circulation. In addition, if brokers or institutional analysts were disseminating information to traders generally, such information would be considered public unless there is a reasonable basis to believe that such information was expected to be treated as confidential and came from a corporate insider.

                On the other hand, information relating to our business, including prospective securities transactions on behalf of our Investors, should generally be considered non-public, unless the information has appeared in a publication of general circulation.

                e)      CONTACTS WITH PUBLIC AND PRIVATE COMPANIES

                In some cases, contacts with public and private companies represent an important part of our research efforts in connection with investment activities. We may make investment decisions on the basis of conclusions formed through such contacts and analysis. Difficult legal issues arise, however, when, in the course of these contacts, an Employee or other person subject to the Manual becomes aware of material non-public information. Persons who become aware of such information should, in these circumstances, contact the CCO immediately.

                f)      IDENTIFYING INSIDE INFORMATION

                Before executing any trade for a personal account or for others (including Investors), our Employees must determine whether they or any other person subject to this section of the Manual has potential material, non-public information. If you believe that you or any other person subject to this section of the Manual might have potential material, non-public information, you must take the following steps:

                o report the information and proposed trade immediately to the CCO;

                o not purchase or sell the securities on behalf of a personal account or any other account (including Investor accounts); and

                o not communicate the information inside or outside our firm, other than to the CCO.

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                                DECEMBER 16, 2004

                After the CCO has reviewed the issue, the CCO will determine whether the information is material and non-public and, if so, what action should be taken. The CCO will communicate the resulting determination to you in writing.

                g)      TENDER OFFERS

                Tender offers raise particular concern in the context of insider trading. Any information received in connection with a tender offer must be carefully evaluated to determine whether the information constitutes material, non-public information. Tender offers often produce significant fluctuations in the price of the target company's securities, resulting in opportunities for those with insider information to profit. Historically, trading during this time period has attracted significant regulatory attention (and has produced a disproportionate percentage of insider trading cases). Any information received in connection with a tender offer must be carefully evaluated to determine whether the information constitutes material, non-public information.

                The SEC has adopted a rule which expressly forbids trading and tipping while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees and others subject to this section of the Manual should exercise particular caution any time they become aware of non-public information relating to a tender offer.

        ii.     TRADING PROHIBITIONS

        From time to time, we may possess, or have the opportunity to possess, sensitive information whose use may be restricted by contract, by law or by internal policy. Although the "types" of sensitive information may overlap, four general categories can be identified:

                o information subject to a confidentiality agreement, which we signed;

                o   material, non-public (or inside) information;

                o   material information regarding research conducted by us; and

                o   Investor trading information.

        Employees may not disclose to any outside person or entity the names of issuers/companies with respect to the four topics above. In response to any inquires from outside our Firm as to our opinion with respect to an issuer/company categorized as above, Employees must reply that our Firm, as appropriate, is not able to offer an opinion on the issuer/company at that time.

        In the ordinary course of conducting our operations, we generally do not receive material, non-public information. The CCO will consult with our Analysts/Managers to assure that

                                                                              17
                                DECEMBER 16, 2004
        signing the agreement and receiving the information will not inappropriately preclude investment opportunities for Investors.

        iii.    PENALTIES FOR INSIDER TRADING

        Penalties for "insiders" that trade on or communicate material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. An "insider" can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

                o   civil injunctions;

                o criminal penalties of up to $1 million and a maximum jail term of five to ten years for individuals and, for "non-natural persons", penalties of up to $2.5 million;

                o   private rights of actions for disgorgement of profits;

                o civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;

                o civil penalties for the employer or other controlling person of up to the greater of $1 million per violation or three times the amount of profit gained or loss avoided as a result of each violation; and

                o a permanent bar, pursuant to the SEC's administrative jurisdiction, from association with any broker, dealer, investment company, investment adviser, or municipal securities dealer.

        In addition, our Firm may impose serious sanctions on Employees for insider trading including dismissal of the Employee(s) involved.

        iv.     MANIPULATIVE PRACTICES

        The Exchange Act makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange that creates actual or apparent active trading in such security or raises or depresses the price of the security, for the purpose of inducing the purchase or sale of such security by others. The thrust of the prohibitions against manipulative trading practices is that no Employee should, alone or with others:

                o engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

                o engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such "artificial" price level.

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                                DECEMBER 16, 2004

D.      TRADING FOR PERSONAL ACCOUNTS

All transactions for personal accounts (unless specifically excluded as described below) must be reported to the CCO no later than ten (10) days after the end of the calendar quarter in which the trade was affected. Brokerage statements or broker trade confirmations and other records containing the required information may be utilized to satisfy the requirements. The CCO may waive the requirements of this section in cases of individual hardship or extraordinary circumstances, provided the waiver is not inconsistent with the interests of Investors or with applicable law.

        i.      OUR COMMITMENT

        Three basic principles govern our activities in any market:

                o a duty at all times to place the interests of Investors ahead of any other personal or firm-related interests;

                o all personal security transactions must be conducted consistent with our Code of Ethics and in such a manner as to avoid any actual or potential conflicts of interest or any abuses of an Employee's position of trust and responsibility; and

                o Employees may not take inappropriate advantage of their positions.

        ii.     PROHIBITED PERSONAL TRADING

                a) IMPROPER USE OF INFORMATION

                No Employee may use his or her knowledge concerning any Investor's securities transactions for trading in his or her personal account, any account in which he or she has a Beneficial Ownership interest, or in any account controlled by or under the influence of such Employee.

                b) PURCHASES AND SALES

                Unless the transaction is exempt under Exempt Transactions described below, no Employee may purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of the transaction will acquire, any direct or indirect beneficial ownership interest and to his or her actual knowledge at the time of such Security's purchase or sale,

                o is currently being purchased or sold on behalf of an Investor (i.e., an order has been entered but not executed for an Investor), or

                o is currently being considered for purchase or sale on any Investor's behalf, even though no order has been placed, unless either

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                                DECEMBER 16, 2004

                    o   the order for the Investor is executed or withdrawn, or

                    o the Employee's order is executed at the same time and at the same price as the Investor's order and the Employee's order does not otherwise receive any unfair advantage.

                In addition, unless the transaction is exempt under Exempt Transactions described in Section C below, our Analysts/Managers may not purchase or sell, directly or indirectly, any Security in which they have, or by reason of the transaction will acquire, any direct or indirect Beneficial Ownership interest and to their actual knowledge at the time of such purchase or sale:

                o is currently being considered for purchase or sale on any Investors' behalf, or

                o has been purchased or sold for an Investors account within the prior seven business days, unless either they are trading alongside, or they have obtained the prior written approval of the CCO.

                In the event Investor orders cannot be fully satisfied, orders by Employees for the same security that were entered at the same time as Investor orders will only be satisfied after Investor orders are filled unless otherwise approved by the CCO. For these purposes, registered investment companies and unregistered investment funds are treated as Investors even if Employees or their affiliates own all or substantially all of such entities. Any profits on transactions prohibited by this paragraph may be required to be disgorged at the discretion the CCO.

                Unless the transaction is exempt under Exempt Transactions described in detail under Section C below or the transaction does not involve a Security, every Employee intending to make a personal securities transaction that will result in the Employee acquiring or disposing of any direct or indirect Beneficial Ownership interest in Securities whose value exceeds $15,000 must either:

                o obtain prior written approval for such personal securities transaction from the CCO, or

                o   refrain from effecting such transaction.

                Requests by Employees for prior clearance of personal securities transactions must be made in writing on the standard Personal Trading Request and Authorization Form attached as Exhibit A ("Authorization Form") and submitted to the CCO, who will be responsible for reviewing and processing such requests. Written responses to such requests will also be provided on the Authorization Form. The requesting Employee should retain a copy of the Authorization Form for his or her records.

                The CCO may grant such approval if the transaction:

                o is considered not to be potentially harmful to any Investor, or

                                                                              20
                                DECEMBER 16, 2004

                o   would comply with the provisions of this Code of Ethics, or

                o clearly is not related economically to the Securities to be purchased, sold, or held by any Investor and the Employee is not in possession of material non-public information obtained in the course of the Employee's duties for our Firm.

                After an Employee has been granted clearance with respect to a Security, the CCO will then monitor trading in Investor accounts of in such Security and in such Employee's account.

                Prior clearance of any personal securities transaction is effective for five (5) business days from and including the date clearance is granted. If the personal securities transaction is not completed within this period, re-approval of the transaction for each additional period of five (5) business days must be obtained.

                c)  EXEMPT TRANSACTIONS

                The prohibitions of Purchases and Sales above do not apply to the following transactions:

                o purchases or sales effected in any account over which an Employee has no direct or indirect influence or control; or in any account of the Employee which is managed on a discretionary basis by a person other than the Employee and which the Employee does not in fact influence or control the purchase or sale transactions;

                o purchases or sales which are non-volitional on the part of the Employee;

                o purchases which are part of an automatic dividend reinvestment plan;

                o purchases effected upon the exercise of rights issued pro rata to all holders of a class of Securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

                o purchases and sales of shares of open-end investment companies securities issued by the US Government, CDs, money market funds and other instruments not considered Securities.

        iii.    ADDITIONAL RESTRICTIONS

                The following additional rules govern our investment activities for the personal accounts of our Employees and our Analysts/Managers and for accounts in which they have any direct or indirect Beneficial Ownership interests. These rules are in addition to those described above.

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                                DECEMBER 16, 2004

                a)  NEW ISSUES

                Employees may not purchase any securities available in an initial public offering of common stock or convertible securities directly from the issuer or an underwriter at the initial offering price, but must purchase such securities in secondary trading, unless the prior written approval of the CCO has been obtained.

                b)  PRIVATE PLACEMENTS

                Analysts/Managers may not purchase a in a private placement unless the prior written approval of the CCO has been obtained. The rationale of the CCO supporting the approval will be documented and retained in the CCO's files with the approval.

                c)  SHORT SALES

                Analysts/Managers may not sell a Security short that is owned by any Investor, unless the prior written approval of the CCO has been obtained. The rationale of the CCO supporting the approval will be documented and retained in the CCO's files with the approval.

                d)  SHORT-TERM TRADING.

                Analysts/Managers shall not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 15 calendar days without the prior written approval of the CCO. Any profit realized by Analysts/Managers on such short-term trading will be disgorged, unless such prior written approval has been obtained.

                e)  OPTIONS AND FUTURES

                The purchase, sale, and utilization of options and futures contracts on specific Securities by Analysts/Managers are subject to the same restrictions as those with respect to Securities, i.e., the option or futures contract should be treated as if it were the Security for these purposes.

        iv.     REPORTS OF PERSONAL INVESTMENTS BY EMPLOYEES

                a)  ACCOUNT REPORTING

                Every Employee must promptly notify the CCO in writing of any securities account in which he or she has or will have a Beneficial Ownership interest or for which he or she exercises influence or control over investment decisions. Such notification must identify the brokerage firm or bank at which the account is maintained, the date the account was established, the account executive, the title

                                                                              22
                                DECEMBER 16, 2004
                of the account, the account number and the names and addresses of all individuals with a Beneficial Ownership interest in the account. This requirement also includes all such accounts of our Firm's Investors in which the Employee has or will have a Beneficial Ownership interest. Each Employee is responsible for arranging to have records for securities transactions in such accounts, other than those at our Firm, sent to the CCO in accordance with Quarterly Reporting requirements below, unless waived by the CCO.

                We currently mandate that all new Employees hold brokerage accounts only at our Firm. Each new Employee must certify compliance with this requirement by completing the Memorandum entitled Existing Brokerage Accounts ("Existing Brokerage Accounts", a copy of which is attached as Exhibit D) and returning it to the CCO.

                As a policy, certain brokerage accounts held by individuals who were our Employees prior to December of 1998 are permitted to retain these accounts outside of our Firm and must comply with the above requirements.

                b) QUARTERLY REPORTING

                Our Firm maintains a record of every transaction in a Security in which it or any Employee has, or by reason of such transaction acquires, direct or indirect Beneficial Ownership interest in the Security except for exempt transactions. This recordkeeping requirement is met by completing the Quarterly Report of Securities Transactions (the "Quarterly Report", a copy of which is attached as Exhibit C) and returning it to the CCO.

                All Employees must file with the CCO, by the tenth calendar day after the end of each calendar quarter, a confidential Quarterly Report for the immediate preceding quarter whether or not there has been a personal securities transaction for the quarter. If, however, an Employee has arranged for delivery to the CCO of duplicate confirmations with respect to all reportable accounts regarding Securities and such information has been received by the CCO, then an Employee need not complete the transaction sections in the Quarterly Report. Each Quarterly Report must set forth every transaction in a Security:

                o   for an Employee's own account;

                o for any account in which an Employee has any direct or indirect "beneficial ownership" interest (as defined herein), unless an Employee has no direct or indirect "influence or control" over investment decisions for the account; and

                o for any accounts of a non-Investor that an Employee manages (for example, as trustee) or to whom an Employee gives investment or voting advice.

                In filing Quarterly Reports for such accounts, please note:

                o Employees must file a report every calendar quarter whether or not there were any reportable transactions for such accounts. Generally, if an Employee did

                                                                              23
                                DECEMBER 16, 2004
                    not have any reportable transactions and a Quarterly Report is filed, the Quarterly Report should state "None". All reportable transactions should be listed, if possible, on a single form. If necessary, because of the number of transactions, please attach a second form and mark it "continuation." For every Security listed on the Quarterly Report, the information called for must be completed by all Employees. Copies of duplicate confirmation statements and account statements (including those with our Firm) may be attached to a signed and dated Quarterly Report in lieu of setting forth the information otherwise required, or may be mailed directly to the CCO. An Employee must notify the CCO of all subsequent account openings.

                o   Quarterly Reports must show:

                        o the date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares and the principal amount of the Security involved;

                        o the nature of the transaction, (i.e., purchase, sale or other acquisition or disposition, including gifts, the rounding out of fractional shares, exercises of conversion rights and exercises or sales of subscription rights);

                        o   the price at which the transaction was effected;

                        o the name of the broker, dealer or bank with or through whom the transaction was effected; and

                        o the date that the report is submitted by an Employee.

                    o If duplicate confirmation statements and copies of account statements are not attached to an Employee's Quarterly Report they should be mailed to the our CCO.

                    o Quarterly Reports on family and other accounts in which an Employee has any direct or indirect Beneficial Ownership interest, and which are fee paying Investors or traded through our Firm's AXYS system, need merely to only list the account number. Securities transactions for such accounts need not be separately itemized.

                    o Quarterly Reports must state the name of any broker, dealer or bank with whom an Employee opened any new account in which any securities (not just those Securities defined above) were held for the direct or indirect benefit of an Employee and the date such account was established.

                    o The broad definition of Beneficial Ownership is for purposes of our Code of Ethics only. It does not necessarily cover other securities or tax laws. In reporting securities transactions to us, an Employee can include in his or her Quarterly Report a statement declaring that "the reporting or recording of any securities transaction shall not be construed as an admission that the reporting person has any direct or indirect Beneficial Ownership in the security." For example, if an Employee who is a parent

                                                                              24
                                DECEMBER 16, 2004
                        or custodian sold securities owned by a minor child under a Uniform Gifts to Minor Act, an Employee would report such transaction on the Quarterly Report, but such Employee could disclaim Beneficial Ownership.

                Whether an Employee's Quarterly Report should include such a disclaimer is a personal matter on which we will make no recommendation. A disclaimer may be important not only for securities law purposes, but also because it might be some evidence of ownership for other purposes, such as estate taxes. Accordingly, an Employee may wish to consult his or her own attorney on this issue.

        v.      SECURITIES HOLDINGS FORM AND CERTIFICATIONS

        Upon entering employment with us (but in no event later than 10 days thereafter), each new Employee must complete an Existing Brokerage Accounts memorandum and each new Employee must file an Annual Personal Securities Holdings form (a copy of which is attached as Exhibits D and E). Thereafter, by January 30 of each year, all Employees must disclose on the Annual Personal Securities Holdings form, all Securities which they own or in which they have a beneficial ownership interest and all Securities in any non-Investor account for which they participate in making decisions as of a date no more than 30 days before the report is submitted. The Annual Personal Securities Holdings form must show:

                o the title of the Security, name of the issuer, the number of shares and principal amount of the Security involved;
                o the name of the broker, dealer or bank with whom such accounts are maintained; and
                o   the date that the report is submitted by the Employee.

        Employees must also disclose the names of any brokerage firms or banks where the Employee maintains an account in which securities are held. Additionally, our Employees annually receive a copy of our Code of Ethics and our Statement of Policy Regarding Insider Trading, and all our Employees are expected to certify their adherence to such provisions.

        vi.     ADVISING NON-FIRM CLIENTS

        Employees may not render investment advice to persons other than Investors or members of an Employee's immediate family, unless the advisory relationship, including the identity of those involved and any fee arrangements, has been disclosed to and cleared with the CCO. Such advisory relationships are subject to the reporting provisions outlined above.

        vii.    VIOLATIONS OF OUR CODE OF ETHICS

        Violations of our Code of Ethics may result in the imposition of sanctions by regulatory authorities and/or our Firm, including forfeiture of any profit from a transaction, reduction in salary, fine, letter of censure, suspension or termination of employment or such other remedial action as deemed appropriate by the CCO.

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                                DECEMBER 16, 2004

        viii.   ACKNOWLEDGEMENT OF RECEIPT

        Shortly following the commencement of employment, new Employees must meet with the CCO to review the obligations imposed by our Manual including our Code of Ethics. New Employees will sign an Compliance Acknowledgement Form attached to our Manual to affirm that they have received our Manual including our Code of Ethics and will be given a copy for their files. All Employees shall be required on an annual basis to review our Manual, including our Code of Ethics, and sign another Compliance Acknowledgement.

        ix.     WAIVERS

        The CCO has the authority to grant written waivers of the provisions of our Code of Ethics in appropriate instances, subject to such conditions and restrictions as such CCO deems appropriate and as permitted by law. However, our Firm expects waivers will be granted only in rare instances, and those provisions of our Code of Ethics that are mandated by law or regulation cannot be waived.

        x.      SANCTIONS

        Violations of our Code of Ethics may result in monetary and other penalties, censure, suspension or termination of service. Failing to comply with our Code of Ethics may also violate federal and state laws. Concerns about potential violations of our Code of Ethics should be reported immediately to the CCO.

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                                DECEMBER 16, 2004

E.      ADMINISTRATION OF THE CODE OF ETHICS

This section outlines the responsibilities of the CCO with respect to our Code of Ethics.

        I. ADMINISTRATION AND RECORDS

        The CCO, in consultation with Outside Counsel, as applicable, will be responsible for general administration of our Code of Ethics. The CCO will arrange for records to be maintained relating to compliance with our Code of Ethics as follows:

                o our Code of Ethics and amendments thereto (including any prior Code of Ethics used within the last five years);

                o an up-to-date list of all persons required to make reports and an up-to-date list of all personal accounts maintained by such persons;

                o a copy of all forms, reports and statements submitted under our Code of Ethics; and

                o any written reports or memoranda relating to our Code of Ethics, including any violation of our Code of Ethics and the actions taken in response to the violation.

        II. SUPERVISORY PROCEDURES

        The role of the CCO is critical to the implementation and maintenance of our Code of Ethics. Supervisory procedures can be divided into two classifications: prevention and detection.

                a)      PREVENTION

                To prevent violations of our Code of Ethics:

                The CCO will, in consultation with Outside Counsel (as applicable):

                        (i) resolve issues, with internal or outside assistance, as appropriate, about whether information received by an Employee is deemed material and non-public;

                        (ii) when it has been determined that an Employee has knowledge of material, non-public information:

                                (a)     implement measures to prevent
                                        dissemination of such information; and

                                (b) if necessary, restrict Employees from trading in the securities or other investments.

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                                DECEMBER 16, 2004
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                        (iii)   promptly review, and either approve or
                                disapprove, in writing (which includes e-mail), each request by an Employee for clearance to invest in a private placement;

                        (iv) promptly review and confirm that copies of all broker trade confirmations or account statements, and the Quarterly Report, if applicable, have been received in a timely manner to determine compliance with our Code of Ethics;

                        (v) promptly review statements of Annual Personal Securities Holdings (Exhibit E) submitted annually by all employees and within ten business days of employment by new employees;

                        (vi) provide an education program as necessary to familiarize Employees with our policies and procedures;

                        (vii)   answer questions regarding our Code of Ethics;
                                and

                        (viii) review on a regular basis and update as necessary our policies and procedures.

                b)      DETECTION

                To detect violations of our Code of Ethics, the CCO will review the trading activity of Investor accounts as well as our Employees on a monthly basis.

                        o Employee trade reports will be created and will be compared with all trades occurring within five
                            (5) days before or after Investor trades.

                c)      SPECIAL REPORTS

                Promptly upon learning of a material violation of our Code of Ethics, the CCO will prepare a written report to the senior management of our Firm providing full details and recommendations for further action.

                d)      ANNUAL REPORTS

                On an annual basis, the CCO will prepare a written report:

                        o evaluating the adequacy and effectiveness of our current procedures and any recommendations for improvement based on any violations of the policies, new/revised applicable regulatory requirements or concerns relating to compliance with our Code of Ethics over the prior year; and

                        o describing our continuing educational program as necessary, including the dates of such programs since the last report.

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                                DECEMBER 16, 2004
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F.      GENERAL STANDARDS IN DEALING WITH EXISTING OR PROSPECTIVE INVESTORS

        i.      STANDARD OF CARE

        Employees are prohibited from:

                o employing any advice, scheme, or artifice to defraud an Investor;

                o making any untrue statement of a material fact to an Investor or omitting to state a material fact necessary in order to make a statement made, in light of the circumstances under which it was made, not misleading;

                o engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on an Investor; and

                o engaging in any manipulative act or practice with respect to an Investor.

        The fiduciary relationship that exists between our Investors and us imposes upon our Employees and us numerous responsibilities, including duties to:

                o   render disinterested and impartial advice;

                o   disclose conflicts as they arise;

                o make suitable recommendations to Investors in light of their needs, financial circumstances, and investment objectives; and

                o exercise a high degree of care to ensure that adequate and accurate representations and other information about securities are presented to our Investors and have an adequate basis in fact for any and all recommendations and representations.

        ii.     PROHIBITED CONDUCT

        Employees must refrain from practices that may constitute violations of federal and state securities laws and our policies and procedures. Engaging in any of the following practices may result in serious disciplinary action, including termination of employment and revocation or suspension of registrations, as well as criminal and civil liability.

                a)      GUARANTEE AGAINST LOSS

                Employees may not guarantee an Investor against losses with respect to any securities transactions or investment strategies (unless specific guarantee arrangements have been made in writing and approved by the Board of Managers of RTAM).

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                                DECEMBER 16, 2004
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                b)      GUARANTEES OR REPRESENTATIONS AS TO PERFORMANCE

                Employees may not guarantee that a specific level of performance will be achieved or exceeded on or by a future date. Any mention of an investment's past performance or value must be limited to periods when the relevant product or security was actually being marketed and during which no change occurred in its investment objectives. Moreover, any such mention must include a statement that it does not necessarily indicate or imply a guarantee of future performance or value.

                c)      LEGAL OR TAX ADVICE

                Employees may not give or offer any legal or tax advice to any Investor regardless of whether the employee offering such advice is qualified to do so. All requests for such advice should be referred to the CCO. Any failure to respect this rule may lead to personal liabilities for an Employee, as well as the firm.

                d)      BORROWING FROM OR LENDING TO AN INVESTOR

                Employees may not borrow funds or securities from, or lend funds or securities to, any of our Investors.

                e)      ACTING AS A CUSTODIAN OR A TRUSTEE OF AN INVESTOR

                Employees may not act as a custodian of securities, money, or other funds or property of an Investor or act or serve as a trustee of an Investor, without the approval of the CCO.

                f) EXECUTING TRANSACTIONS OR EXERCISING DISCRETION WITHOUT PROPER AUTHORIZATION

                Employees may not execute any transaction on behalf of an Investor or exercise any discretionary power in effecting any transaction for an Investor unless we have:

                        o   obtained written authority from the Investor; and

                        o authorized an Employee's execution of transactions or exercise of discretionary authority with respect to that Investor.

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                                DECEMBER 16, 2004
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G.      OTHER RESTRICTIONS

        i.      WRITTEN RECORD OF SECURITIES ORDERS

        Every order for the purchase or sale of Securities for Investors, excluding recommendations to increase or decrease existing positions, must be memorialized in writing. A standard trade ticket (buy/sell ticket) for purchase or sale orders must be used for this purpose and should be provided to or otherwise made available to the trading desk, or, in the instance of GIA to Portfolio Administration.

        ii.     USE OF SECURITIES RECOMMENDATIONS

        Any investment ideas developed by any Analyst/ Manager in the course of working for us must be made available for use by Investors prior to any personal trading or investment by any Employee based on such investment ideas, provided, however, that this shall not prohibit any Employee from purchasing such Securities where such purchase by Investors would be inappropriate at such time in the opinion of applicable Analysts/Managers.

        iii.    GIFTS, FAVORS AND GRATUITIES

        No Employee should seek from a broker-dealer, securities salesperson, approved company (i.e., a company the Securities of which are held by an Investor), supplier, Investor or other person or organization with whom our Employee has a business relationship, any gift, favor, gratuity or preferential treatment that is or may appear to be connected with any present or future business dealings between us and that person or organization and which may create or appear to create a conflict of interest. Except as otherwise provided in this paragraph, no gifts or other items of more than de minimis value may be accepted from any person or entity that does business with or on behalf of our Firm. All gifts, favors or gratuities having a fair market value in excess of $100 should be reported immediately to the CCO in writing and described on the next Quarterly Report due from such Employee. Gifts, favors or gratuities with an aggregate value of less than $100 need only be reported on the next Quarterly Report due from such Employee. A determination will be made whether any such gifts, favors or gratuities should be returned. In addition, discretion should be used in accepting invitations for dinners, evening entertainment, sporting events or theater. While in certain circumstances it may be appropriate to accept such invitations, all invitations whose value exceeds $100 should also be immediately reported to the CCO and described on the next Quarterly Report due from such Employee. Any invitations from any person or organization involving free travel for more than one day must receive prior approval from the CCO. No Employee should offer any gifts, favors or gratuities that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of their recipient.

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                                DECEMBER 16, 2004
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        iv.     INSIDE INFORMATION

        No Employee may seek any benefit for himself or herself, an Investor or anyone else from the use of material, non-public information about issuers, whether or not held in the portfolios of Investors or suitable for inclusion in their portfolios. Any Employee who believes he or she is in possession of such information must contact the CCO immediately. This prohibition should not preclude an Employee from contacting officers and employees of issuers or other investment professionals in seeking information about issuers that is publicly available.

        v.      FAIR DEALING VS. SELF-DEALING

        Every Employee shall act in a manner consistent with the obligation to deal fairly with all Investors when taking investment action. Self-dealing for personal benefit or for the benefit of our Firm, at the expense of Investors, will not be tolerated. The receipt of "special favors" from a stock promoter, such as participation in a private placement or initial public offering, as an inducement to purchase other Securities for Investors is not permitted. The existence of any substantial economic relationship between a proposed personal securities transaction and any Securities held or to be acquired by the firm or Investors must be disclosed on the Authorization Form.

        vi.     FRONT-RUNNING

        No Employee shall engage in front-running an order or recommendation, even if the Employee is not handling either the order or the recommendation and even if the order or recommendation is for someone other than an Investor. Front-running consists of executing a transaction in the same or underlying Securities, options, rights, warrants, convertible Securities or other related Securities, in advance of block or large transactions of a similar nature likely to affect the value of the Securities, based on the knowledge of the forthcoming transaction or recommendation.

        vii.    CONFIDENTIALITY

        Information relating to any Investor's portfolio or activities is strictly confidential and should not be discussed with anyone outside of our Firm. Please see our Privacy Policy. In addition, from the time that an Employee anticipates making a recommendation to purchase or sell a Security, through the time that all transactions for Investors based on that recommendation have been consummated, the "subject and content" of the recommendation may be considered to constitute "inside information." Accordingly, Employees must maintain the utmost confidentiality with respect to their recommendations during this period and may not discuss a contemplated recommendation with anyone outside of our Firm.

        Only persons, who are specifically authorized to release that information, after consultation with the CCO, should make any written or oral disclosure of information concerning Investors or particular purchase or sale transactions for Investor accounts.

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                                DECEMBER 16, 2004
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        Please note that this prohibition is not intended to inhibit exchanges of information among employees.

        The CCO, in consultation with Outside Counsel (as necessary), will grant approval for disclosures to regulatory authorities (such as the case of a regulatory inspections or other action) or when otherwise required by law.

        viii.   OUTSIDE ACTIVITIES

        Outside activities that might directly or indirectly affect an Employee's duties to our Firm must be approved in writing by the CCO. These activities include paid services or whereby an Employee exercises decision-making authority:

                o   serving as a director or trustee of a company;

                o   charitable, civic and trade associations;

                o outside employment and other services for hire, including serving as a consultant, partner or proprietor; and

        Whether a particular outside activity may be approved or continued in the future will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with an Employee's responsibilities to us, involve prolonged absences during business hours, or compete or conflict with our and those of our Investors. Additionally, the possibility of adverse publicity and potential liability will be weighed.

        To obtain prior approval with respect to an outside activity an Employee must obtain written approval by completing the Approval for Outside Activities form (a copy of which is attached as Exhibit B) and submitting the form to the CCO who will determine whether such outside service would be consistent with our interests and those of our Investors. This outside activity must be reviewed and re-approved, in writing, by the CCO annually. All of our Employees are required annually to submit and disclose their Outside Activities to the CCO for review on the "Annual Disclosure of Outside Activities" From.

        ix.     POLITICAL CONTRIBUTIONS AND EXPENDITURES ON PUBLIC OFFICIALS

        Employees may not authorize any contribution or expenditure by our Firm for or on behalf of any political party, organization, committee, candidate, or public official or in connection with any political caucus, convention or election, except as permitted by law and approved in advance in writing by the CCO. Under federal and many state laws, prohibited corporate contributions and expenditures may include the donation of corporate funds, the use of corporate facilities, and the donation of services to the campaign committee of a candidate.

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                                DECEMBER 16, 2004
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        Employees may not make or authorize any payment or reimbursement on our behalf for any meal, entertainment, travel, lodging, or other gift made for or on behalf of any federal, state, county, or municipal employee, except as permitted by law and approved in writing by the CCO.

        x.      INVOLVEMENT IN LITIGATION

        Employees must notify the CCO immediately in writing if she or he becomes involved in, or threatened with:

                o litigation involving a non-family related claim exceeding $5,000;

                o   an administrative investigation or proceeding of any kind;
                    or

                o any judgment, orders or arrest (other than minor violations).

        In addition, an employee who is contacted by any regulatory authority (including, but not limited to, the SEC) in person, by telephone or by correspondence must notify the CCO immediately, including communications that relate to regulatory inspections.

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                                DECEMBER 16, 2004